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EXHIBIT 11.  Computation of Earnings Per Share
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                                         In Thousands, Except Per Share Data
                                   -------------------------------------------
                                       Three Months Ended    Nine Months Ended
                                             Sept. 30             Sept. 30
                                       ------------------    -----------------
                                          1996       1995       1996      1995
                                       -------    -------    -------   -------
Primary:

Average shares outstanding              24,380     24,734     24,592    24,650

Less leveraged ESOP shares               (113)       (53)      (110)      (53)
Net effect of the assumed exercise
 of stock options - based on the
 treasury stock method using average
 market price                              624        580        578       627
                                       -------    -------    -------   -------
 Total                                  24,891     25,261     25,060    25,224
                                       =======    =======    =======   =======

Net income                             $14,725    $12,766    $41,764   $35,849

Per share amount                          $.59       $.51      $1.67     $1.42


Fully Diluted:

Average shares outstanding              24,380     24,734     24,592    24,650

Less leveraged ESOP shares               (113)       (53)      (110)      (53)
Net effect of the assumed exercise
 of stock  options - based on the
 treasury stock method  using
 higher of quarter-end and
 average market price                      647        580        630       646
                                       -------    -------    -------   -------
                                        24,914     25,261     25,112    25,243
                                       =======    =======    =======   =======

Net income                             $14,725    $12,766    $41,764   $35,849

Per share amount                          $.59       $.51      $1.66     $1.42
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